FOURTH AMENDMENT TO THE
FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

THIS FOURTH AMENDMENT TO THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP (this “Amendment”) is made and entered into on May 14, 2020 (“Effective Date”), by SUN COMMUNITIES, INC., a Maryland corporation (the “General Partner”), as the general partner and owner of more than 50% of the Common OP Units of SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (the “Partnership”).

RECITALS

A.Forest Springs, LLC (“Contributor”) and the Partnership entered into a Contribution Agreement, dated as of January 27, 2020, as amended (the “Contribution Agreement”), with respect to the Partnership’s acquisition of Contributor’s interest in certain real property located in unincorporated Nevada County, California and other assets.

B.Pursuant to the Contribution Agreement, Contributor has contributed its interest in such real property and other assets (the “Contributed Assets”) to the Partnership in consideration for the issuance by the Partnership of Common OP Units and Series F Preferred Units (defined below) and certain other consideration.

C.The General Partner desires to amend that certain Fourth Amended and Restated Agreement of Limited Partnership of Sun Communities Operating Limited Partnership, dated as of January 31, 2019, as amended (the “Partnership Agreement”) as set forth herein. Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Partnership Agreement.

D.Article 13 of the Partnership Agreement authorizes the General Partner, as the holder of more than 50% of the Common OP Units, to amend the Partnership Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to continue the Partnership and amend the Partnership Agreement as follows:

1.Admission of New Partner. As of the Effective Date, Contributor has contributed the Contributed Assets to the Partnership in exchange for the issuance by the Partnership to Contributor of 82,420 Common OP Units and 90,000 Series F Preferred Units. All Common OP Units and Series F Preferred Units issued to Contributor have been duly issued and fully paid. Contributor, by execution of a separate joinder to the Partnership Agreement, has agreed to be bound by all of the terms and conditions of the Partnership Agreement, as amended by this Amendment. Contributor is hereby admitted to the Partnership as a new Limited Partner. Exhibit A of the Partnership Agreement is hereby deleted in its entirety and is replaced with Exhibit A to this Amendment.

2. 2. Section 6.1(a)(iii) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) Third, to the Partners, pro rata in proportion to the number of OP Units held by each such Partner as of the last day of the period for which such allocation is being made; provided, however, that the Profits allocated to any Preferred OP Units, Series A-1 Preferred Units, Series A-3 Preferred Units, Series A-4 Preferred

Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units and Series F Preferred Units pursuant to this Section 6.1(a)(iii) for any calendar year shall not exceed the amount of Preferred Dividends, Series A-1 Priority Return, Series A-3 Priority Return, Series A-4 Priority Return, Series C Priority Return, Series D Priority Return, Series E Priority Return and Series F Priority Return, respectively, thereon for that calendar year, and any such excess Profits remaining after the application of such limitation shall be allocated to the holders of the Common OP Units, pro rata.”

3.Section 7.1(a) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Distributions in respect of OP Units (other than Common OP Units) shall be made at the times, in the amounts and in the priority provided in this Agreement, including, without limitation, Sections 16.1, 18.3, 20.3, 21.3, 22.3, 23.3, 24.3 and 25.3 of this Agreement.”

4.Section 12.2(a) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The Capital Accounts of the holders of the OP Units shall be adjusted to reflect the manner in which any unrealized income, gain, loss and deduction inherent in the Partnership’s property, which has not previously been reflected in the Partners’ Capital Accounts, would be allocated among the Partners if there were a taxable disposition of such property at fair market value on the date of distribution. Any resulting increase in the Partners’ Capital Accounts shall be allocated, subject to Section 6.2: (i) first to the holders of the Preferred OP Units, Series A-1 Preferred Units and Series A-4 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Prices of their respective OP Units plus accrued and unpaid Preferred Dividends, Series A-1 Priority Return and Series A-4 Priority Return, as the case may be, thereon; (ii) second to the holders of the Series C Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Series C Issue Price plus accrued and unpaid Series C Priority Return thereon; (iii) third to the holders of the Series D Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Series D Issue Price plus accrued and unpaid Series D Priority Return thereon; (iv) fourth to the holders of the Series E Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Series E Issue Price plus accrued and unpaid Series E Priority Return thereon; (v) fifth to the holder of the Series F Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Series F Issue Price plus accrued and unpaid Series F Priority Return thereon; (vi) sixth to the holders of the Series A-3 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Series A-3 Issue Price plus accrued and unpaid Series A-3 Priority Return thereon; and (vii) seventh (if any) to the Common OP Units. Any resulting decrease in the Partners’ Capital Accounts shall be allocated, subject to Section 6.2: (i) first to the holders of Common OP Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; (ii) second, to the holders of Series A-3 Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; (iii) third, to the holders of Series F Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero, (iv) fourth to the holders of Series E Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero (v) fifth to the holders of Series D Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero;
(vi) sixth, to the holders of Series C Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; (vii) seventh, to the holders of Preferred OP Units, Series A-1 Preferred Units and Series A-4 Preferred Units, in proportions and amounts sufficient to reduce their respective capital account balances to zero; and (viii) eighth, to the General Partner.”

5.The definition of “Common Stock Fair Market Value” set forth in Article 1 (Defined Terms) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“’Common Stock Fair Market Value” shall mean, with respect to any Series A-1 Exchange Date, Series A-3 Exchange Date, Series A-4 Exchange Date, Series C Exchange Date, Series D Exchange Date, Series E Exchange Date or Series F Exchange Date, the average closing price of a REIT Share for the 10 consecutive trading days preceding such Series A-1 Exchange Date, Series A-3 Exchange Date, Series A-4 Exchange Date, Series C Exchange Date, Series D Exchange Date, Series E Exchange Date or Series F Exchange Date on the principal national securities exchange on which the REIT Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 10 trading day period in the over the counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the General Partner or, if the REIT Shares or securities are not publicly traded, the Common Stock Fair Market Value for such day shall be the fair market value thereof determined jointly by the General Partner and the holder(s) of Series A-1 Preferred Units, Series A-3 Preferred Units, Series A-4 Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units or Series F Preferred Units that are exchanging such Series A-1 Preferred Units, Series A-3 Preferred Units, Series A-4 Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units or Series F Preferred Units for REIT Shares or Common OP Units; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Common Stock Fair Market Value shall be determined in good faith by an independent investment banking firm selected jointly by the General Partner and such holder(s) of Series A-1 Preferred Units, Series A-3 Preferred Units, Series A-4 Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units or Series F Preferred Units or, if that selection cannot be made within five days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.”

6.The following new definitions are inserted in Article 1 (Defined Terms) of the Partnership Agreement so as to preserve alphabetical order:

“Series F Exchange Date” shall mean the date specified in a Series F Exchange Notice on which the holder of Series F Preferred Units proposes to exchange Series F Preferred Units for shares of the General Partner’s common stock; provided, however, that the proposed Series F Exchange Date (i) must be a Business Day, and (ii) may not be less than three Business Days, nor more than more than 15 Business Days, after the date such Series F Exchange Notice is delivered.

“Series F Exchange Notice” shall mean a written notice delivered by a holder of Series F Preferred Units to the General Partner of such holder’s election to exchange Series F Preferred Units for shares of the General Partner’s common stock. Each Series F Exchange Notice must specify the number of Series F Preferred Units to be exchanged and the proposed Series F Exchange Date.

“Series F Issuance Date” shall mean May 14, 2020.

“Series F Preferred Partners” shall mean the holders of Series F Preferred Units set forth on Exhibit A hereto, as it may be amended from time to time, and their respective successors and permitted assigns.

“Series F Preferred Unit Distribution Period” shall mean the period from and including the Series F Issuance Date to, but excluding, the first Series F Preferred Unit Distribution Payment Date, and each subsequent period from and including a Series F Preferred Unit Distribution Payment Date to, but excluding, the next succeeding Series F Preferred Unit Distribution Payment Date.

“Series F Preferred Units” shall have the meaning set forth therefor in Section 25.2 hereof.

“Series F Priority Return” shall have the meaning set forth therefor in Section 25.1 hereof.

7.The following new Article 25 of the Partnership Agreement is inserted in the Partnership Agreement after Article 24 thereof:

ARTICLE 25.
SERIES F PREFERRED UNITS

Section 25.1 Definitions. The term “Series F Parity Preferred Units” shall mean any class or series of OP Units of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on parity with the Series F Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The term “Series F Priority Return” shall mean an amount equal to the Series F Applicable Rate multiplied by the stated issue price of $100.00 (the “Series F Issue Price”) per Series F Preferred Unit per annum. The term “Series F Applicable Rate” shall mean: 3.00% per annum (determined on the basis of a 365 day year).

Section 25.2 Designation and Number. A series of OP Units in the Partnership designated as the Series F Preferred Units (the “Series F Preferred Units”) is hereby established. The number of Series F Preferred Units shall be 90,000.

Section 25.3 Distributions.

(a)  Payment of Distributions.

(i)  Subject to the preferential rights of holders of any class or series of OP Units of the Partnership ranking senior to the Series F Preferred Units, the holders of Series F Preferred Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of the Partnership’s available cash, cumulative preferential cash distributions in an amount equal to the Series F Priority Return.

(ii)  All distributions shall be cumulative, shall accrue from the date of issuance, and will be payable quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears on March 31, June 30, September 30 and December 31 of each year (each a “Series F Preferred Unit Distribution Payment Date”), and will be computed on the basis of a 365-day year. If any Series F Preferred Unit Distribution Payment Date is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). The distributions payable on any Series F Preferred Unit Distribution Payment Date shall include distributions accrued to but not including such Series F Preferred Unit Distribution Payment Date. Distributions payable on any Series F Preferred Units shall be pro-rated for the quarter in which the Series F Preferred Units are first issued.

(b)  Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series F Preferred Units will accrue and be cumulative from the Series F Issuance Date, whether or not the terms and provisions set forth in the last sentence of this Section 25.3(b) at any time prohibit the declaration, setting aside for payment or current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on Series F Preferred Units which may be in arrears, and the holders of the Series F Preferred Units will not be entitled to any distributions, whether payable in cash, securities or other property, in excess of full cumulative distributions described above. Any distribution payment made on the Series F Preferred Units will first be credited against the earliest accrued but unpaid distribution due with respect to the Series F Preferred Units. No distributions on the Series F Preferred Units shall be authorized, declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, declaration, payment or setting apart for payment or provide that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c)  Priority as to Distributions.

(i)  Except as provided in Section 25.3(c)(ii) below, unless full cumulative distributions for all past Series F Preferred Unit Distribution Periods on the Series F Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment, no distributions (other than in Common OP Units or any other class or series of OP Units ranking junior to the Series F Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on Common OP Units or any other classes or series of OP Units ranking junior to or on parity with the Series F Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership nor shall any Common OP Units or any other classes or series of OP Units ranking junior to or on parity with the Series F Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership except: (1) by conversion into or exchange for Common OP Units or any other classes or series of OP Units ranking junior to the Series F Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership, (2) by redemption, purchase or other acquisition of Common OP Units made for purposes of an incentive, benefit or share purchase plan for the General Partner, the Partnership or any of their respective subsidiaries, (3) for redemptions, purchases or other acquisitions of OP Units by the Partnership in connection with the General Partner’s purchase of its securities for the purpose of preserving the General Partner’s qualification as a REIT for federal income tax purposes, or (4) for any distributions by the Partnership corresponding to distributions by the General Partner required for it to maintain its status as a REIT for federal income tax purposes. With respect to the Series F Preferred Units, all references in this Article 25 to “past Series F Preferred Unit Distribution Periods” shall mean, as of any date, Series F Preferred Unit Distribution Periods ending on or prior to such date, and with respect to any other class or series of OP Units ranking on a parity as to distributions with the Series F Preferred Units, all references in this Article 25 to “past distribution periods” (and all similar references) shall mean, as of any date, distribution periods with respect to such other class or series of OP Units ending on or prior to such date.

(ii)  When full cumulative distributions for all past Series F Preferred Unit Distribution Periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series F Preferred Units and when full cumulative distributions for all past distribution periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the units of any other Series F Parity Preferred Units ranking on a parity as to distributions with the Series F Preferred Units, then all distributions authorized on the Series F Preferred Units and any other outstanding classes or series of Series F Parity Preferred Units ranking on a parity as to distributions with the Series F Preferred Units shall be declared pro rata so that the amount of distributions authorized per unit on the Series F Preferred Units and such other classes or series of Series F Parity Preferred Units ranking on a parity as to distributions with the Series F Preferred Units shall in all cases bear to each other the same ratio that accumulated and unpaid distributions per unit on the Series F Preferred Units and such other classes or series of Series F Parity Preferred Units ranking on a parity as to distributions with the Series F Preferred Units (which, in the case of any such other classes or series of Series F Parity Preferred Units ranking on a parity as to distributions with the Series F Preferred Units, shall not include any accumulation in respect of unpaid distributions for past distribution periods if such other Series F Parity Preferred Units ranking on a parity as to distributions with the Series F Preferred Units does not have a cumulative distribution) bear to each other.

Section 25.4 Liquidation Proceeds.

(a)Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common OP Units or any other classes or series of OP Units ranking junior to the Series F Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, the holders of Series F Preferred Units shall be entitled to receive an amount per Series F Preferred Unit equal to the Series F Issue Price plus any accrued but unpaid Series F Priority Return thereon (whether or not authorized or declared) to the date of payment in accordance with Article 12. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series F Preferred Units shall be insufficient to pay the full preferential amount set forth in Article 12 and liquidating payments on any Series F Parity Preferred Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Partnership, then such assets, or the proceeds thereof, shall be distributed among the holders of Series F Preferred Units and any such other Series F Parity Preferred Units ratably in accordance with the respective amounts that would be payable on such Series F Preferred Units and any such Series F Parity Preferred Units if all amounts payable thereon were paid in full.

(b)Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding- up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax or email and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series F Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(c)No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the holders of Series F Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(d)Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 25.5 Ranking

The Series F Preferred Units rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, (i) senior to all Common OP Units, Series A-3 Preferred Units and all other OP Units other than OP Units referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with all Series F Parity Preferred Units and (iii) junior to all Preferred OP Units, Series A-1 Preferred Units, Series A-4 Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units and all other OP Units (now existing or hereafter arising) the terms of which specifically provide that such OP Units rank senior to the Series F Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership.

Section 25.6 Voting Rights.

Holders of the Series F Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners.

Section 25.7 Transfer Restrictions.

The Series F Preferred Units shall be subject to the provisions of Article 11 of the Agreement; provided that the General Partner hereby consents to the Transfer of Series F Preferred Units to any partner, member or other beneficial owner of any holder of Series F Preferred Units, subject to compliance with Section 11.3 of the Agreement.

Section 25.8 Exchange Rights.

(a)Series F Preferred Units. Each holder of Series F Preferred Units shall be entitled to exchange Series F Preferred Units for REIT Shares, at such holder’s option, on the following terms and subject to the following conditions:

(i)At any time after the Series F Issuance Date, each holder of Series F Preferred Units at its option may exchange each of its Series F Preferred Units for that number of REIT Shares equal to the quotient obtained by dividing the Series F Issue Price by $160.00; provided, however, that no Series F Preferred Units may be exchanged on any proposed Series F Exchange Date pursuant to this Section 25.8 unless at least 1,000 Series F Preferred Units, in the aggregate, are exchanged by one or more holders thereof on such Series F Exchange Date pursuant to Series F Exchange Notices. Each holder of Series F Preferred Units that has delivered a Series F Exchange Notice to the General Partner may rescind such Series F Exchange Notice by delivering written notice of such rescission to the General Partner prior to the Series F Exchange Date specified in the applicable Series F Exchange Notice.

(ii)The exchange rate is subject to adjustment upon subdivisions, stock splits, stock dividends, combinations and reclassification of REIT Shares. The adjustment to the exchange rate will be determined by the General Partner such that each Series F Preferred Unit will thereafter be exchangeable into the kind and amount of shares of common or other capital stock which would have been received if the exchange had occurred immediately prior to the record date for such subdivision, stock split, stock dividend, combination or reclassification of the REIT Shares.

(iii)In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the REIT Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series F Preferred Unit will thereafter be convertible or exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of REIT Shares or fraction thereof into which one Series F Preferred Unit was convertible or exchangeable immediately prior to such transaction.

(iv) Limitations on Exchange. Notwithstanding anything to the contrary in this Section
25.8(a):

(A) Upon tender of any Series F Preferred Units to the General Partner for REIT Shares pursuant to this Section, instead of issuing the requisite number of REIT Shares to the exchanging holder of Series F Preferred Units, the Partnership may elect to make a cash payment to the exchanging holder of Series F Preferred Units in an amount equal to the product of (i) the Common Stock Fair Market Value determined as of the Series F Exchange Date and (ii) the number of REIT Shares that would have been otherwise issued to the exchanging holder of Series F Preferred Units, for any reason or no reason, including to the extent necessary to prevent the recipient from violating the Ownership Limitations of Section 2 of Article VII of the Charter, or corresponding provisions of any amendment or restatement thereof;

(B)  A holder of Series F Preferred Units will not have the right to exchange Series F Preferred Units for REIT Shares if (1) in the opinion of counsel for the General Partner, the General Partner would no longer qualify or its status would be seriously compromised as a REIT under the Code as a result of such exchange; or (2) such exchange would, in the opinion of counsel for the General Partner, constitute or be likely to constitute a violation of applicable securities laws; and

(C) The General Partner shall not be required to issue fractions of REIT Shares upon exchange of Series F Preferred Units. If any fraction of a REIT Share would be issuable upon exchange of Series F Preferred Units, the General Partner shall, in lieu of delivering such fraction of a REIT Share, make a cash payment to the exchanging holder of Series F Preferred Units in an amount equal to the same fraction of the Common Stock Fair Market Value determined as of the Series F Exchange Date.

(v) Reservation of REIT Shares. The General Partner shall at all times reserve and keep available a sufficient number of authorized but unissued REIT Shares to permit the exchange of all of the outstanding Series F Preferred Units pursuant to this Section 25.8.

(b)  Procedure for Exchange.

(i)  Any exchange described in Section 25.8(a) above shall be exercised pursuant to a delivery of a Series F Exchange Notice to the General Partner by the holder who is exercising such exchange right, by (A) fax or email and (B) by certified mail postage prepaid. The Series F Exchange Notice and certificates, if any, representing such Series F Preferred Units to be exchanged shall be delivered to the office of the General Partner maintained for such purpose. Currently, such office is:

Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034 Attn: Chief Executive Officer Fax: (248) 208-2645
Email: gshiffman@suncommunities.com

(ii)  Any exchange hereunder shall be effective as of the close of business on the Series F Exchange Date. The holders of the exchanged Series F Preferred Units shall be deemed to have surrendered the same to the General Partner, and the General Partner shall be deemed to have issued the corresponding number of REIT Shares at the close of business on the Series F Exchange Date.

(c)  Payment of Series F Priority Return. On the Series F Preferred Unit Distribution Payment Date next following the Series F Exchange Date, the holders of Series F Preferred Units, which exchanged on such date shall be entitled to Series F Priority Return in an amount equal to a prorated portion of the Series F Priority Return based on the number of days elapsed from the prior Series F Preferred Unit Distribution Payment Date through, but not including, the Series F Exchange Date, less (ii) the amount of the distribution or dividend, if any, paid on the securities into which the Series F Preferred Units were exchanged for the quarterly period in which the Series F Exchange Date occurred.

Section 25.9 Redemption Rights.

(a)Mandatory Redemption. Subject to the limitations in this Section 25.9, upon or at any time after the earlier of:

(i)The fifth anniversary of the Series F Issuance Date; or

(ii)The Partnership’s receipt of the notice of the death of such holder of Series F Preferred Units,

each holder of Series F Preferred Units may require redemption of, and the Partnership shall redeem, for cash, at a redemption price per unit equal to the Series F Issue Price plus any accrued but unpaid Series F Priority Return (the “Series F Redemption Price”), all, or a portion, but not less than 1,000 Series F Preferred Units at any one time, of the Series F Preferred Units held by such holder upon not less than sixty
(60) days’ prior written notice to the Partnership.

(b)Procedures for Redemption.

(i)Notice of redemption must be: (A) faxed; and (B) mailed by such holder of Series F Preferred Units, by certified mail, postage prepaid, to the Partnership so that notice is received by the Partnership within the periods set forth herein and in accordance with the provisions hereof. Any such notice shall be irrevocable.

(ii)The Partnership will pay such Series F Redemption Price to such holder of Series F Preferred Units upon surrender of the Series F Preferred Units by such holder of Series F Preferred Units at the place designated by the Partnership. Unless the Partnership and such holder of Series F Preferred Units agree otherwise, the Partnership will pay the Redemption Price in the same manner that the most recent distribution of Series F Priority Return was delivered to such holder of Series F Preferred Units. On and after the date of redemption, distributions will cease to accumulate on such holder’s Series F Preferred Units, unless the Partnership defaults in the payment of the Series F Redemption Price. If any date fixed for redemption of such holder’s Series F Preferred Units is not a Business Day, then payment of the Series F Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series F Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such holder’s Series F Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Series F Redemption Price.

Section 25.10 No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series F Preferred
Units.

Section 25.11 Status of Reacquired Units.

All Series F Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled and no longer outstanding.

8.  Governing Law. This Amendment shall be interpreted and enforced according to the laws of the State of Michigan.

9.  Full Force and Effect. Except as amended by the provisions hereof, the Partnership Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.

10.  Successors/Assigns. This Amendment shall be binding upon and shall inure to the benefit of the Partnership, the Partners and their respective legal representatives, successors and assigns.

11.  Copies. Reproductions (photographic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as though such reproduction was an original.

12.  Number and Gender. Where necessary or appropriate to the construction of this Agreement, the singular and plural number, and the masculine, feminine and neuter gender shall be interchangeable.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the Effective Date.

GENERAL PARTNER:

Sun Communities, Inc., a Maryland corporation

By:  Name: Karen J. Dearing
Title: Executive Vice President, Chief Financial Officer, Secretary and Treasurer